Exhibit 99.1

For Immediate Release

Jonathan Peisner

Vice President and Treasurer

(317) 249-4390

jonathan.peisner@karauctionservices.com

KAR Auction Services, Inc. Reports First Quarter 2012 Results

Carmel, IN, May 7, 2012 — KAR Auction Services, Inc. (NYSE: KAR), today reported its first quarter financial results for the period ended March 31, 2012.  For the first quarter of 2012, the company reported revenue of $506.9 million as compared with revenue of $484.7 million for the first quarter of 2011, an increase of 5%.  Adjusted EBITDA for the quarter ended March 31, 2012 increased 6% to $134.9 million as compared with Adjusted EBITDA of $127.3 million for the quarter ended March 31, 2011.  Net income for the first quarter of 2012 decreased 35% to $26.0 million, or $0.19 per diluted share, as compared with net income of $39.8 million, or $0.29 per diluted share, in the first quarter of 2011, while adjusted net income per share for the first quarter of 2012 declined 24% to $0.31 versus adjusted net income per share of $0.41 for the first quarter of 2011.  The decrease in net income for the first quarter of 2012 was due primarily to the company incurring an effective tax rate of 41.4% as compared with an effective tax rate of 2.5% in the first quarter of 2011, as the effective tax rate in the first quarter of 2011 benefitted from the reversal of $14.4 million in tax reserves.

2012 Outlook

KAR Auction Services, Inc. continues to expect 2012 Adjusted EBITDA of approximately $515 million.  The company expects net income per share of $0.75 - $0.80 and adjusted net income per share of $1.10 - $1.15, both assuming an effective tax rate of 40%. Adjusted net income per share represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, net of taxes, as well as other items shown on the attached reconciliation table.  Additionally, the company continues to expect 2012 cash taxes of approximately $70 million, cash interest expense on corporate debt of approximately $95 million and capital expenditures of approximately $90 million.  This would result in free cash flow of approximately $260 million.

Earnings Conference Call Information

KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Tuesday, May 8, 2012 at 11:00 a.m. EDT (10:00 am CDT).  The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-877-718-5104 and entering participant passcode 4302614, while the live web cast will be available at the investor relations section of www.karauctionservices.com.  Supplemental financial information for KAR Auction Services’ first quarter 2012 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

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A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call.  The replay may be accessed by calling 1-888-203-1112 and entering pass code 4302614.  The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

About KAR Auction Services, Inc.

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., (“ADESA”), Insurance Auto Auctions, Inc., (“IAA”) and Automotive Finance Corporation (“AFC”).  ADESA is a leading provider of wholesale used vehicle auctions with 68 North American locations and its subsidiary OPENLANE provides a leading Internet automotive auction platform.  Insurance Auto Auctions is a leading salvage vehicle auction company with 160 sites across North America. Automotive Finance Corporation is a leading provider of floorplan financing to independent and franchise used vehicle dealers with 103 sites across North America. Together, KAR Auction Services provides a unique, comprehensive, end-to-end solution for our customers’ remarketing needs. Visit karauctionservices.com for additional information.

Forward Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties.  In particular, statements made that are not historical facts may be forward-looking statements.  Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements.  Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.

Condensed Consolidated Statements of Income

(In millions) (Unaudited)

	Three Months Ended March 31,
	2012	2011
Operating revenues
ADESA Auction Services	$270.6	$268.3
IAA Salvage Services	189.4	175.9
AFC	46.9	40.5
Total operating revenues	506.9	484.7

Operating expenses
Cost of services (exclusive of depreciation and amortization)	269.4	264.5
Selling, general and administrative	114.1	102.7
Depreciation and amortization	48.6	44.1
Total operating expenses	432.1	411.3

Operating profit	74.8	73.4

Interest expense	30.3	33.2
Other (income) expense, net	0.1	(0.6)

Income before income taxes	44.4	40.8

Income taxes	18.4	1.0

Net income	$26.0	$39.8

Net income per share — basic and diluted	$0.19	$0.29

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KAR Auction Services, Inc.

Condensed Consolidated Balance Sheets

(In millions) (Unaudited)

	March 31,	December 31,
	2012	2011

Cash and cash equivalents	$125.2	$97.4
Restricted cash	7.1	8.2
Trade receivables, net of allowances	391.2	297.4
Finance receivables, net of allowances	858.5	874.2
Other current assets	94.0	96.0
Total current assets	1,476.0	1,373.2

Goodwill	1,679.5	1,679.5
Customer relationships, net of accumulated amortization	678.3	694.0
Intangible and other assets	336.8	345.7
Property and equipment, net of accumulated depreciation	684.0	686.7
Total assets	$4,854.6	$4,779.1

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$635.6	$500.0
Obligations collateralized by finance receivables	586.0	610.3
Current maturities of debt	17.0	85.9
Total current liabilities	1,238.6	1,196.2

Long-term debt	1,813.0	1,816.9
Other non-current liabilities	419.8	422.8
Stockholders’ equity	1,383.2	1,343.2
Total liabilities and stockholders’ equity	$4,854.6	$4,779.1

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KAR Auction Services, Inc.

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization.  Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations.  Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors.  In addition, management uses Adjusted EBITDA to evaluate our performance and to evaluate results relative to incentive compensation targets.  EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP.  These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended March 31,
(Dollars in millions), (Unaudited)	2012	2011

Net income	$26.0	$39.8
Add back:
Income taxes	18.4	1.0
Interest expense, net of interest income	30.3	33.2
Depreciation and amortization	48.6	44.1
EBITDA	123.3	118.1
Adjustments	11.6	9.2
Adjusted EBITDA	$134.9	$127.3

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KAR Auction Services, Inc.

Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share

The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense incurred in connection with service and exit options tied to the 2007 merger, have had a continuing effect on our reported results.  Non-GAAP measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses.  In addition, in the first quarter of 2012, we recorded contingent consideration related to certain prior year acquisitions.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended March 31,
(In millions, except per share amounts)	2012	2011

Net income	$26.0	$39.8
Stepped up depreciation and amortization expense, net of tax (1)	9.9	9.9
Stock-based compensation, net of tax (2)	6.9	6.1
Contingent consideration adjustment, net of tax (3)	0.5	—
Adjusted net income	$43.3	$55.8

Net income per share — diluted	$0.19	$0.29
Stepped up depreciation and amortization expense, net of tax	0.07	0.07
Stock-based compensation, net of tax	0.05	0.05
Contingent consideration adjustment, net of tax	—	—
Adjusted net income per share	$0.31	$0.41

Weighted average diluted shares	138.5	137.1

(1)         Increased depreciation and amortization expense was $15.8 million ($9.9 million net of tax) and $15.7 million ($9.9 million net of tax) for the three months ended March 31, 2012 and 2011.

(2)         Stock-based compensation resulting from the 2007 merger was $7.8 million ($6.9 million net of tax) and $7.7 million ($6.1 million net of tax) for the three months ended March 31, 2012 and 2011.

(3)         In the first quarter of 2012, we recorded accrued contingent consideration of approximately $0.9 million ($0.5 million net of tax).  The adjustment to accrued contingent consideration related to certain prior year acquisitions based on revised forecasts, which indicated the unit volumes required during the measurement period in order for the contingent consideration to become payable would be met.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters).  The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period.  Prospective quantification of these items is generally not practicable.  Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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